UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 1, 2008

Double Eagle Petroleum Co.
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	0-6529	830214692
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

777 Overland Trail, P.O. Box 766, Casper, Wyoming		82602
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	3072379330

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01 Entry into a Material Definitive Agreement.

On February 1, 2008, Double Eagle Petroleum Co. (the "Company") finalized an oral agreement (the "Agreement") with Stephen Hollis (a current Director and former Chief Executive Officer of the Company) by which Mr. Hollis shall be employed effective January 1, 2008 as an advisor to the Board of Directors and he will report to the Chairman of the Board. Mr. Hollis shall receive a salary at the annual rate of $240,000 which is comparable to the compensation he received as chief executive officer of the Company. In addition, he will receive health insurance and other benefits that also are consistent to those he received previously.

Mr. Hollis shall be employed until December 31, 2008 as an "at-will" employee, unless such employment is terminated by either Mr. Hollis or the Company, with or without cause. Upon termination of the Agreement, Mr. Hollis shall not be entitled to any severance benefits.

Mr. Hollis shall not receive any additional compensation for his role as Director of the Company during the term of the Agreement. Upon termination of his employment status with the Company, Mr. Hollis shall be entitled to receive compensation as a Director as long as he remains a member of the Board of Directors.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Double Eagle Petroleum Co.

February 1, 2008	By:	/s/ Kurtis S. Hooley

Name: Kurtis S. Hooley
Title: Chief Financial Officer